Exhibit 10.1

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN EXCLUDED BECAUSE SUCH
INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL. EXCLUDED INFORMATION IS MARKED
AS [***] BELOW.

TERMINATION OF the business combination AGREEMENT

This Termination of the Business Combination Agreement, dated as of January 7, 2026 (this “Termination Agreement”), is entered into by and among (a) Nidar Infrastructure Limited, a Cayman Islands exempted company (the “Company”), (b) Yotta Data and Cloud Limited, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), (c) Cartica Acquisition Corp, a Cayman Islands exempted company (“SPAC”), and (d) Cartica Acquisition Partners, LLC, a Delaware limited liability company (the “Sponsor”).

Capitalized terms used but not defined in this Termination Agreement shall have the respective meanings ascribed to them in the Business Combination Agreement (as defined below). In this Termination Agreement, the Company, Merger Sub, SPAC, and the Sponsor are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company, Merger Sub, and SPAC entered into the Agreement and Plan of Merger on June 24, 2024, as amended pursuant to Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”) on December 31, 2024 (as so amended, the “Business Combination Agreement”);

WHEREAS, pursuant to the Amendment, the Parties, among other things, amended the Business Combination Agreement to extend the Termination Date to January 7, 2026;

WHEREAS, pursuant to the terms of Section 10.01(a) of the Business Combination Agreement, the Business Combination Agreement can be terminated by mutual written agreement of SPAC and the Company; and

WHEREAS, the Parties wish to enter into this Termination Agreement in order to provide for the terms relating to the termination of the Business Combination Agreement, including provisions relating to the consideration, reimbursement of certain expenses and fees incurred by SPAC, public disclosures, and mutual releases.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1.      The Business Combination Agreement is hereby terminated, effective immediately, pursuant to Section 10.01(a) of the Business Combination Agreement.

Section 2.      The effect of the termination of the Business Combination Agreement shall be as set forth in Section 10.02 of the Business Combination Agreement; provided that, subject to the terms of this Termination Agreement, including the following proviso, the Parties hereby irrevocably, absolutely, forever and fully waive and relinquish any and all rights and benefits they may otherwise have or be entitled to under the provisions set forth in Section 10.02 of the Business Combination Agreement that survive the termination of the Business Combination Agreement, such that upon execution of and compliance with this Termination Agreement, no Party shall have any continuing liability or obligations under the Business Combination Agreement; provided, further, however, that the provisions of Section 6.03 (No Claim Against the Trust Account) of the Business Combination Agreement (the “Surviving Provision”) and any other Section or Article of the Business Combination Agreement referenced in the Surviving Provision to the extent required to survive in order to give effect to the Surviving Provision, shall survive the termination of the Business Combination Agreement.

Section 3.      Each of the Transaction Agreements that have been entered into prior to the date of this Termination Agreement (other than the Confidentiality Agreement) shall be automatically terminated without further action on the part of the parties thereto and none of the provisions thereof shall be of any further force or effect, including any provisions thereof, as the case may be, that by their terms would otherwise have survived such termination.

Section 4.      Promptly following the execution of this Termination Agreement:

Section 4.1        SPAC shall file with the SEC a Form 8-K in the form set forth in Exhibit A hereto; and

Section 4.2        The Company shall file with the SEC a Rule 477 withdrawal request (EDGAR filing code RW) in the form set forth in Exhibit B hereto.

Section 5.      Subject to Section 4 and this Section 5, each of the Parties hereby agrees not to, and to cause its Affiliates and Representatives not to, make any press release, public announcement, disclosure or communication (a “Disclosure”) relating to this Termination Agreement or the other Transaction Agreements unless the Party making such Disclosure (a) provides the other Parties with an opportunity to review and comment on such Disclosure, and (b) considers in good faith any comments that are provided by the other Parties no later than twenty-four hours after such Disclosure is provided to such other Parties. The provisions of this Section 5 shall not apply to:

Section 5.1        any Disclosure required by applicable Law or stock exchange rule, or in response to any request by any Governmental Authority, Government Official or Governmental Order, provided that, prior to any Disclosure required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, Government Official or Governmental Order, each Party, as applicable, shall, to the fullest extent permitted by applicable Law, (a) use its reasonable best efforts to consult with the other Parties before making any such Disclosure, and (b) (i) provide the other Parties with an opportunity to review and comment on such Disclosure, and (ii) consider in good faith any comments that are provided by the other Parties no later than twenty-four hours after such Disclosure is provided to such other Parties;

Section 5.2        the extent such Disclosure contains only information previously disclosed in any Disclosure that was made at any time otherwise than in breach of this Termination Agreement or in breach of any other confidentiality obligation to which any Party or other person is subject; and

Section 5.3        any Disclosure that is filed or furnished by SPAC with or to the SEC relating to the business of SPAC or the Sponsor conducted after the date of this Termination Agreement, except insofar as such Disclosure relates to the Company or any of its direct or indirect Subsidiaries, the Business Combination Agreement or any other Transaction Agreement.

Section 6.

Section 6.1        Notwithstanding anything to the contrary in the Business Combination Agreement or any other Transaction Agreement, except to the extent otherwise provided herein, each of the SPAC and the Sponsor, for itself, and on behalf of its Representatives, hereby unconditionally, irrevocably, absolutely, forever and fully acquits, releases and discharges each of the Company, Merger Sub and their respective Affiliates and Representatives from all claims, contentions, rights, debts, interest, liabilities, demands, allegations, assertions, complaints, controversies, accounts, reckonings, obligations, duties, charges, grievances, promises, commitments, guarantees, endorsements, costs, expenses (including, without limitation, attorneys’ fees and costs incurred), Liens, indemnification rights, damages, punitive damages, losses, suits, liabilities, actions and causes of action, of any kind whatsoever, whether due or owing in the past, present or future, whether based upon breach of contract, willful breach, tort, statute or any other legal or equitable theory of recovery (but not including any claim for fraud), whether direct or indirect, known or unknown, disclosed or undisclosed, suspected or unsuspected, asserted or unasserted, fixed or contingent, express or implied, matured or unmatured, accrued or unaccrued, and whether vicarious, derivative, joint, several or secondary, with respect to, pertaining to, based on, arising under or out of, resulting from or relating to the Business Combination Agreement, the other Transaction Agreements and the transactions contemplated by the Business Combination Agreement and the other Transaction Agreements, including but not limited to the negotiation, execution, performance or non-performance of the Business Combination Agreement or the other Transaction Agreements (the “SPAC/Sponsor Released Claims”).

Section 6.2        Notwithstanding anything to the contrary in the Business Combination Agreement or any other Transaction Agreement, except to the extent otherwise provided herein, each of the Company and Merger Sub, for itself, and on behalf of its Representatives, hereby unconditionally, irrevocably, absolutely, forever and fully acquits, releases and discharges SPAC, the Sponsor and their respective Affiliates and Representatives from all claims, contentions, rights, debts, interest, liabilities, demands, allegations, assertions, complaints, controversies, accounts, reckonings, obligations, duties, charges, grievances, promises, commitments, guarantees, endorsements, costs, expenses (including, without limitation, attorneys’ fees and costs incurred), Liens, indemnification rights, damages, punitive damages, losses, suits, liabilities, actions and causes of action, of any kind whatsoever, whether due or owing in the past, present or future, whether based upon breach of contract, willful breach, tort, statute or any other legal or equitable theory of recovery (but not including any claim for fraud), whether direct or indirect, known or unknown, disclosed or undisclosed, suspected or unsuspected, asserted or unasserted, fixed or contingent, express or implied, matured or unmatured, accrued or unaccrued, and whether vicarious, derivative, joint, several or secondary, with respect to, pertaining to, based on, arising under or out of, resulting from or relating to the Business Combination Agreement, the other Transaction Agreements and the transactions contemplated by the Business Combination Agreement and the other Transaction Agreements, including but not limited to the negotiation, execution, performance or non-performance of the Business Combination Agreement or the other Transaction Agreements (the “Company Released Claims”, and together with the SPAC/Sponsor Released Claims, the “Released Claims”).

Section 6.3        Notwithstanding anything to the contrary in this Termination Agreement, it is the express intention of the Parties that the Released Claims described in Section 6.1 and Section 6.2 do not include claims (including any Indemnifiable Claims), arising out of or relating to this Termination Agreement or the Confidentiality Agreement (including, in each case, a claim for breach thereof).

Section 6.4        Each Party, on its own behalf, and on behalf of its Representatives, hereby covenants that neither it nor any of its Representatives will at any time hereafter, directly or indirectly, initiate, assert, maintain or prosecute, or in any way knowingly aid, encourage, solicit, voluntarily assist, or participate in any way, in the filing, initiation, reporting, assertion, maintenance or prosecution of, any Released Claim against any of the other Parties or any of their respective Representatives.

Section 6.5        In the event that any Party, or any Representative of a Party, initiates, asserts, maintains or prosecutes any lawsuit, action, claim or other proceeding that constitutes a Released Claim against (a) any other Party or Parties (the “Non-Litigating Party” or “Non-Litigating Parties”, as the case may be), or (b) any Representative(s) of the Non-Litigating Party or Parties (a “Proceeding”), then the Party that commenced a Proceeding or whose Representative has commenced a Proceeding (the “Litigating Party”) shall indemnify and hold harmless the Non-Litigating Party or Parties and its or their Representatives, and shall reimburse the Non-Litigating Party or Parties and its or their Representatives, for any loss, liability, damage or expense (including reasonable attorneys’ fees and other expenses related to the defense of such Proceeding) arising from or in connection therewith.

Section 6.6        In the event that the Litigating Party or Parties, or any Representative of the Litigating Party or Parties, commences any Proceeding against the Non-Litigating Party or Parties and/or its or their Representatives, the Non-Litigating Party or Parties and/or its or their Representatives may bring any counter-claim, counter-action or other proceeding, or raise any claim in defense of such Proceeding, including (for the avoidance of doubt) one that constitutes a Released Claim, against the Litigating Party and/or its Representatives and the Non-Litigating Party or Parties shall not be required to indemnify the Litigating Party or its Representatives for their expenses pursuant to this Section 6.

Section 6.7        Nothing in this Section 6 shall: (a) apply to any Action by any Party to enforce its respective rights or obligations pursuant to this Termination Agreement; (b) apply to any Action by any party thereto to enforce its respective rights or obligations pursuant to the Confidentiality Agreement; or (c) apply to any Action by any Party to enforce claims which cannot lawfully be excluded or limited under applicable law.

Section 6.8        The covenants contained in Sections 6.1 through Section 6.7 shall survive the execution and delivery of this Termination Agreement indefinitely regardless of any statute of limitations.

Section 7.      Each Party represents and warrants to the other Parties as follows:

Section 7.1        This Termination Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 7.2        Such Party has full power and authority to execute, deliver and perform its obligations under this Termination Agreement. The execution, delivery and performance by such Party of this Termination Agreement have been duly and validly authorized by all necessary corporate or other action on the part of such Party.

Section 7.3        The execution and delivery of this Termination Agreement by such Party does not, and the performance by such Party of the transactions contemplated by this Termination Agreement will not: (a) where such Party is a legal entity, conflict with or violate the Organizational Documents of such Party, (b) conflict with or violate any Law applicable to such Party or by which any property or asset of such Party is bound or affected, or (c) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest on any property or asset of such Party pursuant to, any contract to which such Party is bound.

Section 7.4        (a) There is no Action pending or, to the knowledge of such Party, threatened in writing against or affecting such Party or its properties in respect of any of the Released Claims, and (b) there is no judgment or award unsatisfied against or affecting any of the Released Claims, nor is there any Governmental Order in effect and binding on or affecting any of the Released Claims.

Section 7.5        Such Party has not assigned or transferred, or purported to assign or transfer, to any Person any Released Claim or cause of action released pursuant to Sections 6.1 and 6.2 applicable to such Party. There are no Liens or claims of Lien, or assignments in law or equity or otherwise, of or against any Released Claim or cause of action released pursuant to Sections 6.1 and 6.2 applicable to such Party.

Section 7.6        Since the execution of the Business Combination Agreement, such Party has not taken any action that would constitute a breach of Section 8.03 of the Business Combination Agreement and such Party has not otherwise entered into any definitive agreements or engaged in any negotiations concerning any transactions, including any equity or debt financing transactions, intended to be an alternative to the consummation of the Business Combination.

Section 7.7        In executing this Termination Agreement, such Party has placed no reliance whatsoever on any statement, representation, or promise of any other Party or any other person or entity, or upon the failure of any other Party or any other person or entity to make any statement, representation or disclosure of anything whatsoever, except for such statements, representations, or promises as expressly set forth in this Termination Agreement. Such Party has read the Termination Agreement carefully, knows and understands the contents of this Termination Agreement, and has made such investigation of the facts pertaining to the settlement and this Termination Agreement and of all matters pertaining to this Termination Agreement as such Party deems necessary or desirable. Such Party has received prior independent legal advice from legal counsel of such Party’s choice with respect to the advisability of entering into this Termination Agreement.

Section 8.      The Company represents and warrants to the SPAC and Sponsor that:

Section 8.1        it has sufficient funds available to make all payments required pursuant to this Termination Agreement and shall not knowingly take any action that would undermine its ability to make payments pursuant to this Termination Agreement.

Section 8.2        it is not liable to be wound up under Section 92 of the Companies Act of the Cayman Islands;

Section 8.3        it is able to pay its debts as they fall due in the ordinary course of business on the date of this Termination Agreement; and

Section 8.4        it will be able to pay its debts as they fall due on each date on which it is required to make a payment pursuant to Section 9.

Section 9.

Section 9.1

(a)       The Company shall pay to SPAC, for use to pay certain expenses and fees incurred by SPAC in connection with the Transactions, an amount equal to US$1,000,000 (the “Initial Expense Payment”), which shall be due and payable on or before January 31, 2026.

(b)       In addition to the Initial Expense Payment, the Company shall pay to SPAC for use to pay all remaining expenses and fees incurred by SPAC in connection with the Transactions, an aggregate amount of US$6,000,000, which amount will be paid in six (6) equal monthly installments of an aggregate amount of US$1,000,000 per month (the “Monthly Expense Payments” and, together with the Initial Expense Payment, the “Expense Payments”), with the first Monthly Expense Payment to be paid on or before February 28, 2026 (or, if such date is not a Business Day, on the next succeeding Business Day), and each subsequent Monthly Expense Payment payable on or before the last Business Day of each calendar month thereafter, with the final Monthly Expense Payment due on July 31, 2026.

(c)       Payments due on a day that is not a Business Day shall be due on the next succeeding Business Day.

Section 9.2      The Sponsor hereby unconditionally, irrevocably, absolutely, forever and fully acquits, releases and discharges (the “Sponsor Release”) SPAC from and with respect to, any and all amounts owed by SPAC to the Sponsor, including without limitation all promissory notes previously issued by SPAC to the Sponsor, and as consideration for the Sponsor, and an inducement of the Sponsor to enter into this Termination Agreement and make the Sponsor Release, the Company shall, concurrently with the execution of this Termination Agreement, issue and deliver to the Sponsor (a) a convertible promissory note and (b) a warrant to purchase securities.

Section 10.

Section 10.1      The Company shall indemnify, defend and hold harmless SPAC, the Sponsor, their respective Affiliates, and their respective Representatives (“Cartica Indemnitees”), from and against any and all damages or other amounts payable to any Person other than SPAC, the Sponsor or an Affiliate of either of them (such a person, a “Third Party”), as well as any reasonable attorneys’ fees and costs of litigation incurred by such Cartica Indemnitees (“Indemnifiable Losses”), all to the extent resulting from claims, suits, proceedings or causes of action brought by a Third Party (“Indemnifiable Claims”) against such Cartica Indemnitee that arise from or are based on this Termination Agreement.

Section 10.2      The Cartica Indemnitee claiming indemnity under this Section 10 shall give written notice to the Company promptly after learning of the Indemnifiable Claim for which indemnity is being sought; provided that the failure to notify the Company shall not relieve it from any liability that it may have under this Section 10 except to the extent that the Company has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. The Company shall provide the applicable Cartica Indemnitee with reasonable assistance, at the Company’s expense, in connection with the defense of the Indemnifiable Claim for which indemnity is being sought. The applicable Cartica Indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, subject to all applicable laws, the Company shall have the right to assume and conduct the defense of the Indemnifiable Claim with counsel of its choice. The Company shall not settle any Indemnifiable Claim without the prior written consent of the applicable Cartica Indemnitee, not to be unreasonably withheld, unless the settlement involves only the payment of money, does not include any obligations on the part of the Cartica Indemnitee and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Cartica Indemnitee. So long as the Company is actively defending the Indemnifiable Claim in good faith, the Cartica Indemnitee shall not settle any such Indemnifiable Claim without the prior written consent of the Company.

Section 10.3      If the Company does not assume and conduct the defense of the Indemnifiable Claim as provided above, (a) the applicable Cartica Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Indemnifiable Claim in any manner the applicable Cartica Indemnitee may deem reasonably appropriate (and the applicable Cartica Indemnitee need not consult with, or obtain any consent from, the Company in connection therewith), and (b) the Company will remain responsible to indemnify the Cartica Indemnitee as provided in this Section 10.

Section 10.4      SPAC shall procure (or cause to be procured) an insurance policy for Cartica Indemnitees with coverage of up to US$5,000,000 and an aggregate deductible for claims thereunder of US$500,000 (such deductible, the “Deductible” and, such policy, the “Policy”); provided, however, that the Company shall pay (or reimburse) the amount of the premium, broker fee and other costs payable for the Policy (collectively, the “Premium”) in an amount up to US$500,000, and SPAC shall be responsible for any premium in excess of such amount or other costs (except for the Deductible, subject to the Indemnification Limit (as defined below)) associated with the Policy. The Company shall pay the Deductible for Indemnifiable Losses for which coverage is sought under the Policy (subject, for the avoidance of doubt, to the Indemnification Limit).

Section 10.5      Notwithstanding anything to the contrary in this Section 10, the aggregate liability of the Company for any Indemnifiable Losses (including the payment of the Deductible for Indemnifiable Losses for which coverage is sought under the Policy, but excluding the Premium), whether, arising individually or in the aggregate, shall not exceed US$500,000.

Section 11.

Section 11.1      At any time and from time to time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Termination Agreement will not constitute a waiver of such right.

Section 11.2      All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2):

If to the Company or Merger Sub, to:

Nidar Infrastructure Limited

Fourth Floor, One Capital Place

P.O. Box 847

Grand Cayman KY1-1103, Cayman Islands

Attn: Ravi Hirisave

Email: [***]

With a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, Suite 1700

Dallas, TX 75201

Attn: Alain Dermarkar, Robert Cardone

Email: alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com

If to SPAC or the Sponsor, to:

Cartica Acquisition Corp

1345 Avenue of the Americas

11th Floor

New York, NY 10105

Attn: Suresh Guduru; Brian Coad

Email: [***]; [***]

With a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Attn: Jeff Silberman; Omar Pringle; Justin Salon

Email: jsilberman@mofo.com; opringle@mofo.com; justinsalon@mofo.com or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.3      No Party shall assign this Termination Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Termination Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

Section 11.4      The Cartica Indemnitees are intended and express third-party beneficiaries of Section 10 and Section 11 and shall have the right, exercisable in their discretion, to enforce the terms and conditions of such sections against the Parties, or prevent the breach hereof, or to exercise any other right, or seek any other remedy, which may be available to them as third-party beneficiaries of this Termination Agreement.

Section 11.5      All payments made by a Party under this Termination Agreement shall be made in full; provided that (a) each Party may set-off or deduct amounts to the extent expressly permitted under this Termination Agreement, and (b) each Party may make deductions or withholdings for applicable Taxes as required by Law, using commercially reasonable efforts to minimize any such withholding. Any amounts so deducted or withheld and timely remitted to the applicable Governmental Authority shall be treated as having been paid to the applicable recipient.

Section 11.6      Except as otherwise set forth in this Termination Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Termination Agreement and the transactions contemplated hereby including all fees of its legal counsel, financial advisers and accountants.

Section 12.    To the extent not inconsistent with this Termination Agreement, the provisions of the “Miscellaneous” article and any corresponding ancillary provisions of the Business Combination Agreement are hereby incorporated by reference into, and shall apply to, this Termination Agreement, mutatis mutandis, as if fully set forth herein. For purposes of such incorporation and application, references in the Business Combination Agreement to the “Agreement” shall be deemed to refer to this Termination Agreement, references to the “Parties” shall be deemed to refer to the Parties hereto, references to the “date hereof” or “Effective Date” shall be deemed to refer to the date of this Termination Agreement, and references to the “Transactions” shall be deemed to refer to the transactions contemplated hereby. In the event of any conflict between the incorporated provisions and the express terms of this Termination Agreement, the terms of this Termination Agreement shall control.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Termination Agreement as of the date written above.

NIDAR INFRASTRUCTURE LIMITED

By:	/s/ Ravi Hirisave
Name:	Ravi Hirisave
Title:	Director

YOTTA DATA AND CLOUD LIMITED

By:	/s/ Ravi Hirisave
Name:	Ravi Hirisave
Title:	Director

[Signature Page to Termination Agreement]

CARTICA ACQUISITION CORP

By:	/s/ Brian Coad
Name:	Brian Coad
Title:	COO and CFO

CARTICA ACQUISITION PARTNERS, LLC

By:	/s/ Brian Coad
Name:	Brian Coad
Title:	COO and CFO

[Signature Page to Termination Agreement]

Exhibit A

Form 8-K

Exhibit B

Rule 477 RW Filing